EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 99 consecutive series or portfolios permitted by the form.

           Is this the
Series                                                            last filing
Number Series Name                                  for this series?
                                                                   (Y or N)
108  Pzena Mid Cap Value Fund                                  N
109  Pzena Emerging Markets Value Fund                     N
110  Pzena Long/Short Value Fund                      N
111  Wasmer Schroeder High Yield Municipal Fund                N
121  Pzena Small Cap Value Fund                               N

Please refer to the Semi-Annual Report to Shareholders dated August 31, 2017 to be filed on Form N-CSR for additional information concerning each Fund.